Kony Acquires Innovation Subsidiary of Umpqua Holdings
Deal Strengthens Kony’s Leadership in High-Growth Digital Banking Market and Expands Umpqua’s Network of Strategic Partners

AUSTIN, Texas & PORTLAND, Ore. – October 22, 2018 – Kony, Inc. and Umpqua Holdings Corporation today announced they have signed a definitive agreement for Kony to purchase the assets of Pivotus, Inc., the innovation subsidiary of Umpqua Holdings Corporation (NASDAQ:UMPQ), the parent company of Umpqua Bank. Terms of the transaction were not disclosed.

In acquiring Pivotus, Kony adds expertise and capabilities to enhance its portfolio of digital banking applications and platform for customers worldwide. It will also collaborate with Umpqua to continue developing the Engage platform Pivotus introduced earlier this year, which enables financial institutions to deliver a unique, more human customer experience in a digital banking environment.

“Our partnership with Umpqua, combined with the talented Pivotus employees and the innovative technologies they’ve developed, is a landmark combination that will deliver high impact solutions for financial institutions around the globe,” said Thomas E. Hogan, chairman and CEO, Kony, Inc. “Umpqua is widely recognized for their innovative approach to leveraging digital to enhance and deepen the customer experience. The Pivotus team and assets will extend and accelerate Kony’s market leading portfolio for digital banking. We couldn’t be more proud or thrilled to join forces.”

Umpqua formed Pivotus in 2015 as an innovation incubator to quickly develop, test, and deliver innovative banking solutions for Umpqua and collaborating financial institutions. In just three years, Umpqua and Pivotus went from ideation to pilot to successful enterprise implementation.

According to Cort O’Haver, Umpqua Holdings president and CEO, the sale of Pivotus to Kony comes as Umpqua prepares to accelerate its Human Digital Banking approach through a series of strategic partnerships. “Umpqua’s Human Digital strategy and customer-obsessed culture are clear differentiators for us. As the speed of technological change continues to accelerate, it’s important that we’re able to make the most of our strategy and size by developing a network of partnerships that can accelerate our pace of differentiation.aligned around our strategy and culture. Finding a smart home for Pivotus—with the capital, technical expertise and customer focus —is important for Umpqua moving forward, and Kony is a terrific partner,” said O’Haver.

Pivotus will become part of the Kony DBX business and the Pivotus Engage solution will be renamed Kony DBX Engage. Kony DBX represents a major advancement to help financial institutions deliver frictionless digital experiences to customers across every point of interaction. Kony is the first vendor to provide pre-built, native and web apps along with a purpose-built digital banking platform for financial institutions. The Kony DBX platform builds on Kony’s digital expertise in multiple industries, with advanced technology solutions supported by an expansive partner network.

About Kony, Inc.
Kony is the fastest growing, cloud-based digital application and low-code platform solutions company, and a recognized industry leader among low code and mobile application development platform (MADP) providers. Kony DBX is the banking and financial services arm of Kony, Inc. and is a globally recognized leader in digital banking transformation. With a portfolio of modern, frictionless applications powered by the industry’s most

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recognized platform, Kony DBX enables banks and credit unions of any size to accelerate innovation — without compromising what’s critical.

For more information on Kony DBX and Kony DBX Retail Banking, visit Kony DBX or connect with Kony DBX on Twitter, Instagram, and LinkedIn.

About Umpqua Holdings Corporation
Umpqua Holdings Corporation (NASDAQ:UMPQ) is the parent company of Umpqua Bank, an Oregon-based regional bank recognized for its entrepreneurial approach, innovative customer experience, and distinctive banking solutions. Umpqua Bank has locations across Oregon, Washington, California, Idaho and Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Holdings Corporation is headquartered in Portland, Oregon. For more information, visit umpquabank.com.

About Pivotus
Pivotus, a full subsidiary of Umpqua Holdings Corporation, was developed by Umpqua Bank as a way to combine the power of the startup model with the direct access to capital, customers and infrastructure that only exists within established financial services institutions. Now an enterprise SaaS (Software as a Service) company, Pivotus continues to imagine and create key technologies and business models that transform finance and commerce, promoting and enabling the “human digital” revolution.

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Media Contacts:
For Kony:	For Umpqua:
Jean Kondo	Kurt Heath
Kony, Inc.	Umpqua Bank
Jean.kondo@kony.com	KurtHeath@umpquabank.com
510-823-4728	503-219-6124

Julie Sigler	Kevin Dinino
WE Communications	KCD PR
TeamKony@we-worldwide.com	kevin@kcdpr.com
415.547.7025	619-739-4265